EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Fusion Telecommunications International, Inc. and Subsidiaries (collectively, the "Company") on Form S-3 of our report dated March 28, 2014, with respect to the consolidated financial statements of the Company for the year ended December 31, 2013, which appears in the Annual Report (Form 10-k) for the year ended December 31, 2013, which appears in the Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts”.

/s/ Rothstein Kass

New York, New York
April 10, 2015